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                            Coastal Physician Group, Inc.

                   (Name of Registrant as Specified In Its Charter)

                            Coastal Physician Group, Inc.

                      (Name of Person(s) Filing Proxy Statement)

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         NEWS RELEASE                  COASTAL PHYSICIAN GROUP, INC.
                                       Its Subsidiaries and Affiliates


         FOR IMMEDIATE RELEASE          CONTACT: Robert P. Borchert
                                                 Senior Vice President
                                                 919-383-0355


                    COASTAL PHYSICIAN GROUP PRESIDENT AND CEO
                 JOSEPH G. PIEMONT ELECTED TO ITS BOARD OF DIRECTORS

                   - Board Authorizes Mr. Piemont and Dr. Scott to Recommend Investment Banker to Assist in
                     Exploring Sale and Other Alternatives -


         DURHAM, NC, August 21, 1996 -- Coastal Physician Group, Inc. (NYSE: DR) today announced that is has elected Joseph G. Piemont, its President and Chief Executive Officer, to the Company's Board of Directors. Mr. Piemont, 42, became Coastal's President and CEO on May 29, 1996. He has served as Executive Vice President since May 1995 and, prior to that, as Senior Vice President and General Counsel of the Company since August 1993.

         Earlier this month, Coastal announced that it will actively pursue and evaluate all strategic alternatives to maximize shareholder value, including the sale of the entire Company, a possible sale, or disposition of assets in addition to those currently slated for sale, or an investment from strategic or financial partners. Yesterday, Coastal's Board of Directors authorized Mr. Piemont and Steven M. Scott, M.D., a director of the Company and owner of approximately 30% of Coastal's common stock, to recommend an investment banking firm as the Company's lead financial advisor to assist Coastal in soliciting offers from potential buyers of the Company. The new investment banking firm will replace Morgan Stanley, which is no longer serving as a financial advisor to the Company.

         "Through our Comprehensive Business Plan, we are executing a turnaround strategy based on fundamental operating initiatives and managerial and financial discipline, while we also move forward with the disposition of non-core assets," Mr. Piemont said. "We also recognize the urgency of evaluating all strategic alternatives to enhance Coastal's value for our shareholders. Therefore, in addition to our asset sale initiatives, we are continuing to actively pursue possible strategic or financial partners and other transactions, including the sale of the entire Company."






         Coastal's annual meeting of shareholders is scheduled for Friday, September 27. At the annual meeting, shareholders will elect three directors to its nine-member Board. Mr. Piemont, who will stand for election this year, will fill the vacancy created by the resignation of one of its directors earlier this month.

         Coastal Physician Group, Inc. is a diversified physician management company providing a broad range of health care and administrative services to physicians, hospitals, employers, managed care programs and other health care providers.

                                      # # #

         Certain Additional Information: Coastal Physician Group, Inc. will be soliciting proxies to elect directors at its 1996 An-nual Meeting of Stockholders. The following individuals may be deemed participants in such solicitations of proxies: Jacque J. Sokolov, M.D..; Robert V. Hatcher, Jr.; Stephen D. Corman; John
         P. Mahoney, M.D.; Norman H. Chenven, M.D.; Joseph G. Piemont; Robert P. Borchert; Dennis I. Simon; and Bettina M. Whyte. As of June 30, 1996, Dr. Sokolov is the beneficial owner of 263,423 shares of the Company's common stock; Mr. Hatcher is the beneficial owner of 16,887 shares of the Company's common stock; Mr. Corman is the beneficial owner of 43,471 shares of the Company's common stock; Dr. Mahoney is the beneficial owner of 4,247 shares of the Company's common stock; Mr. Piemont is the beneficial owner of 11,110 shares of the Company's common stock; and Mr. Borchert is the beneficial owner of less than 100 shares of the Company's common stock. Mr. Simon and Ms. Whyte are employees of Price Waterhouse LLP and have been ap-pointed by agreement of Price Waterhouse and Coastal to be Plan Managers of the Company's revitalization plan. In connection with such agreement, the Company has agreed to pay Price Water-house $70,000 per month for the services of the Plan Managers, and $46,400 per month for any additional Price Waterhouse per-sonnel that may provide services under the agreement. The Com-pany also granted Price Waterhouse an option to purchase 50,000 shares of Coastal common stock at a price of $7 7/8, which has not yet vested, and a separate option to purchase up to 50,000 shares of Company common stock, which will vest at a rate of 10,000 shares each month for five months commencing May 15, 1996, at a strike price equal to the average closing price of the common stock on the New York Stock Exchange for the first ten trading days of each month prior to the vesting date.

         Steven M. Scott, M.D., Bertram E. Walls, M.D., and John A. Hem-ingway are also directors of Coastal, but are not expected to solicit proxies on behalf of the Company.